EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)

                                                      Year Ended December 31,
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                                           1998      1997       1996      1995      1994
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
Income from continuing operations
  before income taxes                    $282,009  $226,178   $185,822  $150,834  $122,863

Add fixed charges:
  Interest expense                        479,360   416,093    366,543   337,814   210,001

  One-third of rent expense                 3,854     2,789      2,368     2,084     2,053
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Total fixed charges                       483,214   418,882    368,911   339,898   212,054
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Income as adjusted                       $765,223  $645,060   $554,733  $490,732  $334,917
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Ratio of income to fixed charges             1.58      1.54       1.50      1.44      1.58
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